Exhibit 4.44

LIMITED LIABILITY PARTNERSHIP

BRITISH ENERGY GENERATION (UK) LIMITED

in favour of

NUCLEAR GENERATION DECOMMISSIONING FUND

LIMITED

Re: Hunterston “B” Power Station

STANDARD SECURITY

STANDARD SECURITY by

(1)	BRITISH ENERGY GENERATION (UK) LIMITED, a company incorporated under the Companies Acts (Company Number SC117121) and having its registered office at Systems House, Alba Campus, Livingston EH54 7EG (the “Company”)

in favour of

(2)	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland no. SC 164685) (the “NLF”)

WHEREAS

(A)	In terms of the Government Restructuring Agreement the Company undertook, among other things, (on request) to execute and deliver to the NLF valid fixed and floating security in favour of the NLF to secure inter alia the Decommissioning Default Payment (as defined in the Contribution Agreement) on such terms as the NLF may reasonably require; and

(B)	Following a request by the NLF, the Company now grants the security aftermentioned. THEREFORE THE PARTIES HEREBY AGREE AND DECLARE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Standard Security:

“Debenture” means the Debenture by the Obligors in favour of the NLF dated 14`x’ January 2005;

“Government Restructuring Agreement” means the Government Restructuring Agreement entered into between the British Energy PLC, British Energy Generation (UK) Limited, British Energy Generation Limited, the other British Energy Parties, Nuclear Generation Decommissioning Fund Limited, the Trustees of the Nuclear Trust and the Secretary of State for Trade and Industry dated 1 October 2003;

“Insurance” means the Company’s interest in all contracts and policies of insurance which are from time to time taken out or effected by or on behalf of the Company in connection with the Property;

“Property” means ALL and WHOLE the property known as and forming Hunterston “B” Power Station, Hunterston, Ayrshire as more particularly described in the Schedule annexed and signed as relative to this Standard Security;

“Security” means any mortgage, standard security, charge (whether fixed or floating), pledge, lien, assignation by way of security, assignment by way of security, hypothecation, or other security interest securing any obligation of any person (including without limitation title transfer and/or retention arrangements having a similar effect) (and “secured” shall be construed accordingly);

“Standard Security” means this standard security together with the schedule annexed and signed as relative hereto and any document which is expressed to amend this standard security;

1.2	In this Standard Security, save where referred to in Clause 1.1, terms defined and references defined in the Debenture shall have the same meaning and construction in this Standard Security.

1.3	Any reference in this Standard Security to any other document to which the parties hereto are party (including the Debenture) shall be construed as a reference to that document as amended, varied, novated or supplemented as the case may be with, where it is so required, the prior written consent of the NLF.

2.	STANDARD SECURITY

2.1	In continuing security for payment and discharge of all the Secured Liabilities, the Company hereby grants a Standard Security in favour of the NLF over the Property.

2.2	The Standard Conditions specified in Schedule 3 of the Conveyancing and Feudal Reform (Scotland) Acts 1970 and 1971 as varied (i) herein and by (ii) the Contribution Agreement and by (iii) the Debenture shall apply and where any inconsistency shall arise between (a) the said Standard Conditions, and (b) the terms of the Contribution Agreement or (c) the terms of the Debenture, then the terms of the Contribution Agreement shall prevail and shall have effect in preference to the said Standard Conditions and the Debenture and where any inconsistency shall arise between (a) the said Standard Conditions and (b) the terms of the Debenture then the terms of the Debenture shall prevail and shall have effect in preference to the said Standard Conditions; Notwithstanding this clause 2.2 nothing shall prevent or restrict NLF rights and powers under Standard Condition 10; Provided Always that (i) the Company shall not be deemed to be in breach of any Standard Conditions (a) if it has complied with the obligations imposed on it by the Contribution Agreement which relates to the same subject matter as the relevant Standard Condition and (b) where such breach is as a consequence of the Company complying with its obligations under the Contribution Agreement and (ii) the Standard Conditions shall not be construed so as to impose more onerous obligations on the Company to the NLF than under the Contribution Agreement.

2.3	Without prejudice to the generality of the foregoing Clause 2.2, the Standard Conditions referred to therein shall be varied so that (i) notwithstanding Standard Condition 5, Insurance shall be effected in accordance with Clause 7.6 of the Debenture and (ii) notwithstanding Standard Condition 9, default of the Company in terms hereof shall be determined exclusively by reference to the Default Events contained in Clause 17 of the Contribution Agreement and the Company shall only be held to be in default where such an Default Event is continuing.

2.4	The Company acknowledges the rights and powers of the NLF under this Standard Security are subject to Clause 1.5 of the Debenture.

2.5	The Company hereby confirms that it is the sole legal and beneficial owner of the Property.

3.	RANKING

3.1	This Standard Security shall rank in priority to any fixed security which shall be created by the Company before, on or after its execution of this Standard Security, and to any floating charge which shall be created by the Company before, on or after its execution of this Standard Security and no such fixed security or floating charge shall rank in priority to or equally with this Standard Security.

3.2	Except with the prior written consent of the NLF, the Company shall not create, incur, assume or permit to subsist any Security on all or any part of the Property except for any security created by or pursuant to the Negative Pledge Exemptions.

4.	ASSIGNATION

The NLF may assign and transfer all of its rights and obligations under this Standard Security to a successor in accordance with the terms of the Clause 22.7 of the Contribution Agreement.

5.	CERTIFICATION

A Certificate signed by any official of or person authorised by the NLF shall, in the absence of manifest error, conclusively determine the Secured Liabilities at any relevant time.

6.	CONSENT TO REGISTRATION

The Company grants warrandice but excepting therefrom any current leases, licences and other third party rights of occupancy, rights of way, servitudes and wayleaves granted by us or our predecessors in title but without prejudice to the right of the NLF to quarrel or impugn the same on any ground not inferring warrandice against us and the NLF hereby consents to the registration of this Standard Security and of any such Certificate for preservation and execution: IN WITNESS WHEREOF these presents typewritten on this and the preceding two pages together with the schedule annexed and signed as relative hereto are executed as follows:

SUBSCRIBED FOR AND ON BEHALF OF

BRITISH ENERGY GENERATION (UK) LIMITED

At

On the     day of

before this witness

By:

NAME
Director/Authorised Signatory

ADDRESS
Witness

SCHEDULE REFERRED TO IN THE FOREGOING STANDARD SECURITY BY BRITISH ENERGY GENERATION (UK) LIMITED IN FAVOUR OF NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

Property

ALL and WHOLE the subjects and others known as and forming the Hunterston “B” Power Station, Hunterston, Ayrshire which subjects and others are more particularly described in and title taken to by the Notice of Title by Scottish Nuclear Limited recorded in the Division of the General Register of Sasines applicable to the County of Ayr on 14 October 1991 UNDER EXCEPTION of (1) ALL and WHOLE the subjects and others known as and forming the Hunterston “A” Power Station, Hunterston, Ayrshire being the subjects more particularly described in and disponed by Disposition by Scottish Nuclear Limited in favour of Nuclear Electric plc recorded in the said Division of the General Register of Sasines on 3 April 1996 and the servitude rights disponed by the said Disposition and (2) ALL and WHOLE the subjects and others more particularly described in Disposition by Scottish Nuclear Limited in favour of Clydeport Operations Limited recorded in the said Division of the General Register of Sasines on 3 April 1996; TOGETHER WITH by way of inclusion (one) all buildings and other erections on the subjects hereby secured (two) the parts, privileges and pertinents thereof, the heritable fixtures and fittings, plant and equipment therein and thereon but only insofar as belonging to the Company, and under exception of any plant, equipment and others owned by or vested in Scottish Power plc to the extent which these are specifically referred to in the Minute of Agreement between Scottish Power plc and Scottish Nuclear Limited dated 13 and 29 May and recorded in the said Division of the General Register of Sasines on 4 November, both months in 1991.

Director/Authorised Signatory